SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On February 21, 2006, the Boards of Directors of The National Bank and Trust Company (the “Bank”), the primary operating subsidiary of NB&T Financial Group, Inc. ( the “Company”), and the NB&T Insurance Agency, Inc., amended and restated the National Bank & Trust Incentive Plan (the “Plan”) and set the performance objectives, target thresholds and incentive amounts for each of the executive officers of the Company. The Plan provides cash incentive opportunities for all regular full-time and regular part-time employees, including the following five highest-paid executive officers of NBTF and the Bank:

Timothy L. Smith, President and Chief Executive Officer of the Company and of the Bank

Craig F. Fortin, Chief Financial Officer and Senior Vice President of the Company and of the Bank

Stephen G. Klumb, Senior Vice President and Senior Loan Officer of the Bank

Andrew J. McCreanor, Executive Vice President of the Bank

Howard T. Witherby, Senior Vice President of the Bank

The Plan establishes different types of objectives and payment amounts, depending on the pay grade and, at certain pay grades, the job function of the participant.

The Chief Executive Officer’s incentive payment is tied solely to a Bank Performance Objective, which will be based on the annual net operating income for the Bank and annual earnings per share for the Company, each weighted at 50%. The incentive payments for the other executive officers of NBTF are based on a combination of (1) a Bank Performance Objective and (2) an Operating Unit Objective and/or an Individual Performance Objective. The percentage of the incentive amount that will be attributed to each of the objectives is determined by the Board of Directors at the beginning of the year when the objectives are set.

Net operating income, for purposes of the Plan, is defined as income before income taxes and extraordinary items, plus the provision for losses, less net loan charge-offs. Incentive awards under the Plan and security gains and losses will not be included in calculating net operating income. Earnings per share is defined for purposes of the Plan as net income divided by the basic outstanding number of shares of the Company as computed using generally accepted accounting principles. The 2006 Operating Unit Objectives and Individual Performance Objectives for each of the named executive officers have been set based on the accomplishment of projects planned by the Bank and performance improvements within each officer’s area of responsibility, the accomplishment of which will in some cases require subjective determination.

Each objective can be attained at threshold, target, and maximum levels set annually by the Board, with payment for achievement at the threshold level being 50% of the payment at the target level and payment at the maximum level being 150% of the payment at the target level. Executive officers will be paid their incentive payments in January after determination of the extent of achievement of objectives for the previous year. Determinations with respect to the achievement of objectives will be made by the Board of Directors of the Bank. In its discretion, the Board of Directors may exclude any extraordinary or significant items (for example, acquisitions, divestitures, significant changes in accounting principles or tax laws) in determining the level of achievement of the Bank performance objective.

The following table sets forth the percentage of each of the named executive officers’ incentive payments that will be based on each of the Bank Performance Objectives, the Unit Performance Objectives and the Individual Performance Objectives, as well as the range of percentage of salary that may be earned between the threshold level and the maximum level:

	BANK PERF. OBJECTIVE	UNIT PERF. OBJECTIVE	INDIVIDUAL PERF. OBJECTIVE	PERCENT OF SALARY
Timothy L. Smith	100%	—	—	22.50 – 67.50%
Craig F. Fortin	80	—	20%	11.25 – 33.75
Stephen G. Klumb	60	20%	20	10.00 – 30.00
Andrew J. McCreanor	60	20	20	11.25 – 33.75
Howard T. Witherby	60	20	20	10.00 – 30.00

An executive officer whose employment is terminated by reason of death, disability or normal retirement will receive a pro-rata award for the Bank Performance Objective calculated on the base salary earned during the Plan year. A participant who terminates employment for any other reason will not be eligible to receive an award for the Bank Performance Objective for the year in which the employment is terminated. If a “Change in Control” occurs, all potential awards under the Plan will be paid to each employee on a pro-rata basis, based on performance objectives for that Plan year met on the date of the Change in Control. A Change in Control includes, generally, an acquisition of a majority of the outstanding voting stock of the Company, a merger or combination in which a majority of the voting control of the Company changes, the acquisition of the ability to control the election of a majority of the directors or to control the management of the Company or the Bank, certain changes in a majority of the directors of the Company or the Bank, or a sale of substantially all of the Company’s or the Bank’s assets.

The effective date for the revised plan is January 1, 2006. A copy of the Plan is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit 99.1	The National Bank & Trust Incentive Plan Amended and Restated Effective January 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.

By:	/s/ Craig F. Fortin
Craig F. Fortin
Senior Vice President,
Chief Financial Officer

Date: February 27, 2006